CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of TIAA-CREF Funds of our report dated December 21, 2023, relating to the financial statements and financial highlights, which appears in Nuveen Mid Cap Value Fund’s (formerly TIAA-CREF Mid-Cap Value Fund) Annual Report on Form N-CSR for the year ended October 31, 2023 and our report dated December 28, 2023, relating to the financial statements and financial highlights, which appears in Nuveen Mid Cap Value 1 Fund’s (formerly Nuveen Mid Cap Value Fund) Annual Report on Form N-CSR for the year ended October 31, 2023. We also consent to the reference to us under the heading “Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

October 10, 2024